Exhibit 99.1

PRESS RELEASE

AbbVie to Expand Oncology Presence Through Acquisition of Stemcentrx and its Novel, Late-Stage Rova-T Compound for Small Cell Lung Cancer

•                  Rovalpituzumab tesirine (Rova-T) is a biomarker-specific antibody drug conjugate targeting cancer stem cell protein DLL3

•                  Compelling data on Rova-T was presented at the European Society of Medical Oncology demonstrating overall response rates of 44 percent in DLL-expressing small cell lung cancer (SCLC) patients who have previously failed one or more standard therapies

•                  Rova-T represents a multi-billion dollar peak revenue opportunity with expected commercialization in 2018

•                  Long-term data on Rova-T, including overall survival, will be presented at the 2016 ASCO Annual Meeting; Rova-T was recently selected to be included in the Best of ASCO Program

•                  Expands AbbVie’s oncology pipeline with four additional early-stage clinical compounds in solid tumor indications and a significant portfolio of pre-clinical assets

•                  Transaction valued at approximately $5.8 billion, with additional milestones payable upon successful completion of pre-determined clinical and regulatory achievements

NORTH CHICAGO, Ill., April 28, 2016 — AbbVie (NYSE:ABBV), a global biopharmaceutical company, announced that it will acquire Stemcentrx and its lead late-stage asset rovalpituzumab tesirine (Rova-T) currently in registrational trials for small cell lung cancer (SCLC). Rova-T is a novel biomarker-specific therapy that is derived from cancer stem cells and targets delta-like protein 3 (DLL3) that is expressed in more than 80 percent of SCLC patient tumors and is not present in healthy tissue. Registrational trials for third-line small cell lung cancer are expected to complete enrollment by the end of 2016.

“AbbVie is committed to continued innovation in oncology, a critical component of our long-term growth and an area of significant need to millions of patients worldwide,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “The addition of Stemcentrx and its late-stage compound Rova-T provide AbbVie with a unique platform in solid tumor therapeutics and complement our leadership position in hematologic oncology. We believe the acquisition of Stemcentrx will strengthen and accelerate our ability to deliver innovative therapies that will have a remarkable impact on patients’ lives.”

AbbVie Inc.	+1 (847) 937-8383
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

In Phase 1/2 studies of relapsed SCLC patients who have previously failed one or more standard therapies, Rova-T demonstrated overall response rates of 44 percent in the patients identified with high expression of DLL3. The expression of DLL3 suggests Rova-T also may be useful across multiple tumor types, including metastatic melanoma, glioblastoma multiforme, prostate, pancreatic and colorectal cancers, where DLL3 expression ranges from 50-80 percent. Rova-T combines a targeted antibody that delivers a cytotoxic agent directly to the DLL3-expressing cancer cells while minimizing toxicity to healthy cells.

Rova-T is under investigation as a third-line treatment in SCLC, where there is no currently approved therapy. Rova-T also has been submitted to the U.S. Food and Drug Administration for Breakthrough Therapy designation. Additional data on Rova-T, including overall survival data, will be presented at the 2016 ASCO Annual Meeting in June 2016. Rova-T was recently selected to be included in the Best of ASCO Program, which presents scientific and educational highlights from the meeting.  Approximately one percent of all data abstracts are selected for this program. Studies designed to select a Rova-T regimen for first-line registration will be starting soon.

“Rova-T is the first predictive biomarker-based therapy associated with drug efficacy in small cell lung cancer, and that is a big deal for this difficult disease,” said Charles Rudin, M.D., Ph.D., chief, thoracic oncology service, Memorial Sloan Kettering Cancer Center.

Beyond Rova-T, Stemcentrx has four novel compounds in clinical trials across several solid tumor indications including triple-negative breast cancer, ovarian cancer and non-small cell lung cancer. Stemcentrx has additional pre-clinical compounds advancing toward clinical trials in 2016 and a proprietary technology platform that leverages stem cell biology to identify and screen potential targets against live tumor tissue to more predictably advance discovery and development of new assets.

“We are thrilled to be joining the AbbVie team and believe that, together, we can bring much-needed therapies to cancer patients,” said Brian Slingerland, founder and chief executive officer, Stemcentrx. “We have worked for eight years exploring the origins of cancer and drivers of its recurrence and have discovered novel therapeutic targets to attack the most difficult-to-treat tumors.  AbbVie, with its long-term commitment and expertise in drug development, will help us turn our scientific discoveries into a mainstay of cancer treatments.”

AbbVie Inc.	+1 (847) 937-8383
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

AbbVie’s clinical oncology pipeline is comprised of more than a dozen assets, with 5 programs in late-stage development, spanning nearly 200 clinical trials across more than 19 types of tumors.  AbbVie currently markets Imbruvica®, a BTK-inhibitor approved to treat chronic lymphocytic leukemia (CLL), mantle cell lymphoma and Waldenstrom’s macroglobulinemia, and VenclextaTM, a BCL-2 inhibitor approved to treat CLL in patients with 17p deletion.

Transaction Terms

AbbVie will acquire Stemcentrx for approximately $5.8 billion in cash and stock.  AbbVie will pay approximately $2.0 billion of the transaction value in cash and fund the remaining portion with stock. In addition, Stemcentrx investors are eligible to receive up to $4 billion in cash for additional, success-based milestone payments for the achievement of certain regulatory and clinical developments.

The transaction is subject to customary closing conditions and expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close in second-quarter 2016.  Upon completion of the transaction, AbbVie intends to execute an accelerated share repurchase program of up to $4 billion of the company’s common stock.

AbbVie expects this transaction to be approximately $0.20 dilutive to our ongoing earnings per share in 2016, with accretion beginning in 2020.  As a result, AbbVie is updating its 2016 adjusted diluted earnings per share guidance range to $4.62 to $4.82.

Conference Call Details

AbbVie will host a conference call on April 28, 2016, at 8:00 am Central time to discuss this transaction and first-quarter 2016 results.  The call will be webcast through AbbVie’s Web site at www.abbvieinvestor.com.

About Lung Cancer

Lung cancer accounts for 13 percent of all new cancer diagnoses but represents 27 percent of all cancer deaths.(1) Small cell lung cancer accounts for approximately 10-15 percent of all lung cancers, with 60,000 new patients diagnosed each year(2), and are among the most difficult to treat. Treatment options for patients remain limited, with chemotherapy and radiation as the most common forms of first- and second-line treatment.

AbbVie Inc.	+1 (847) 937-8383
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Together with its wholly-owned subsidiary, Pharmacyclics, AbbVie employs more than 28,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the likelihood that the transaction is consummated, the expected benefits of the transaction, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2015 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

(1) Source: “Cancer Facts & Figures 2014,” American Cancer Society, http://www.cancer.org/acs/groups/content/@research/documents/webcontent/acspc-042151.pdf

(2) In U.S., top 5 countries in European Union and Japan. Source: 2015 data, CancerMpact

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AbbVie Inc.	+1 (847) 937-8383
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

Media: Adelle Infante adelle.infante@abbvie.com (847) 938-8745	Investors: Larry Peepo larry.peepo@abbvie.com (847) 935-6722 Liz Shea liz.shea@abbvie.com (847) 935-2211

AbbVie Inc.	+1 (847) 937-8383
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064